                                                       EXHIBIT 23.1



                     Consent of Independent Auditors


The Board of Directors
USAir Group, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 2-98828, 33-26762, 33-39896, 33-44835, 33-50231, 33-
60618 and 33-60620 on Form S-8 and the Registration Statement No. 33-41821 on Form S-3 of USAir Group, Inc. of our report dated February 22, 1995, except as to note 4(a) and 4(c) which are as of April 10, 1995, relating to the consolidated balance sheets of USAir Group, Inc. and subsidiaries (the Company) as of December 31, 1994 and 1993 and the related consolidated statements of operations, cash flows and changes in stockholders' equity (deficit) and the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 1994 which appear in the December 31, 1994 annual report on Form 10-K of the Company and USAir, Inc..

Our report dated February 22, 1995, except as to note 4(a) and 4(c) which are as of April 10, 1995, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

Our report also refers to a change in the Company's method of accounting for postemployemnt benefits effective January 1, 1993 and a change in the method of accounting for postretirement benefits other than pensions effective January 1, 1992.


                                   /s/KPMG Peat Marwick LLP


Washington, DC
April 12, 1995